Exhibit 99.1

Raymond Ruddy
Director, Investor Relations
Concord Communications
(508) 303-4350
rruddy@concord.com

Concord Announces Completion of $86.25 Million Convertible Senior Notes Offering

MARLBORO, MA, December 8, 2003 — Concord Communications, Inc. (NASDAQ: CCRD) announced today that it completed its offering of $86.25 million of 3.0% Convertible Senior Notes due 2023 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This amount reflects the exercise of an $11.25 million over-allotment option by the initial purchaser of the notes.

The notes will be convertible into shares of Concord’s common stock at an initial conversion price of $26.87 per share. The notes will bear interest at 3.0% per year and will rank equally to existing and future unsecured senior indebtedness.

Holders of the notes may elect to convert the notes into shares of common stock upon the occurrence of certain events. Concord may redeem some or all of the notes on or after December 15, 2008. Holders of the notes will have the right to require Concord to repurchase some or all of the outstanding notes on December 15, 2008, 2013, and 2018 and upon certain events, including a change in control.

Concord intends to use the net proceeds of the offering for working capital and general corporate purposes and potentially for future acquisitions of complementary businesses and technologies.

Concord has agreed to file a registration statement for the resale of the notes and the shares of common stock issuable upon conversion of the notes within 90 days after closing of the offering.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and there shall not be any sale of the notes or common stock issuable upon conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes and the common stock issuable upon conversion of the notes have not been, and will not be at the time of the issuance of the notes, registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Certain statements set forth above, including statements regarding the use of proceeds and other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially from our expectations. In particular, the following factors, among others, could cause or actual future results to differ materials from our current expectations: integration of acquired products and technologies; relationships with strategic partners and other evolving distribution channels; introduction of new products or pricing policies by us or our competitors; announcements of technological innovations or new products by us or our competitors; failure to protect our intellectual property rights; and changes in the market for our products and services. For further information with respect to factors that could cause results to differ from expectations, reference is made to the reports filed by us with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Any forward-looking statements should be considered in light of all these factors.